SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):	February 13, 2003

MERITAGE HOSPITALITY GROUP INC.
(Exact Name of Registrant as Specified in Charter)

Michigan
(State or Other Jurisdiction
of Incorporation)

0-17442 (Commission File Number)	38-2730460 (IRS Employer Identification Number)

1971 East Beltline Ave., N.E., Suite 200
Grand Rapids, Michigan 49525
(Address of Principal Executive Offices)        (Zip Code)

Registrant’s telephone number, including area code:	(616) 776-2600

Item 4.    Changes in Registrant’s Certifying Accountant

        Meritage Hospitality Group Inc. (the “Company”) determined, for itself and on behalf of its subsidiaries, to dismiss its independent auditors, Grant Thornton LLP (“Grant Thornton”), and to engage Ernst & Young LLP (“Ernst & Young”) as its new independent auditors. The change in auditors was approved by the Audit Committee of the Board of Directors of the Company on February 13, 2003, and is effective as of that date. On February 7, 2003, the Audit Committee interviewed Ernst & Young after reviewing a proposal that Ernst & Young previously submitted. As a result, Ernst & Young will audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending November 30, 2003.

        Grant Thornton’s reports on the Company’s consolidated financial statements for the fiscal years ended December 1, 2002, and December 2, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 1, 2002 and December 2, 2001, and through the date of this Form 8-K (the “Relevant Period”), (1) there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreement(s) in connection with its reports on the Company’s consolidated financial statements for such years; and (2) there were no reportable events as described in Item 304(a)(1)(v) (“Reportable Events”) of the Securities and Exchange Commission’s (the “Commission”) Regulation S-K.

        During the Relevant Period, neither the Company nor anyone acting on its behalf, consulted with Ernst & Young regarding (1) the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or (2) any matter that was the subject of either a disagreement or a reportable event as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

        The Company has provided a copy of the foregoing statement to Grant Thornton. Attached as Exhibit 16 is a copy of Grant Thornton’s letter to the Commission, dated February 20, 2003, stating its agreement with such statements.

Item 7.    Financial Statements

(c)    Exhibits

16	Letter from Grant Thornton regarding change in certifying accountant.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: February 20, 2003	MERITAGE HOSPITALITY GROUP INC. By: /s/ Robert E. Schermer, Jr. ______________________________ Robert E. Schermer, Jr. Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 16	Letter from Grant Thornton LLP regarding change in certifying accountant.